FIS TRUST N-1A/A

EX-99.(i)

December 5, 2025

FIS Trust

800 North Central Expressway

Suite 1700

Dallas, Texas 75206

Re: Opinion of Counsel Relating to Pre-Effective Amendment No. 4 to the Registration Statement Filed on Form N-1A Under the Securities Act of 1933; File Nos. 333-288251 and 811-24099

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 4 to the Registration Statement, File Nos. 333-288251 and 811-24099 (the “Registration Statement”) of FIS Trust (the “Trust”).

We have examined a copy of the Trust’s Agreement and Declaration of Trust, the Trust’s By-laws, the Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 4 is effective for purposes of applicable federal and state securities laws, the shares of each fund listed on the attached Exhibit A (the “Funds”), if issued in accordance with the then current Prospectus and Statement of Additional Information of the applicable Fund, will be legally issued, fully paid and non-assessable.

The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 4 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust and its shareholders and may not be relied upon by any other person or organization without our prior written approval. We further hereby consent to the reference to us in the Prospectus and in the Statement of Additional Information.

Very Truly Yours,

/s/ Thompson Hine LLP

________________________

THOMPSON HINE LLP

Exhibit A

1.	FIS Bright Portfolios Focused Equity ETF
2.	FIS Christian Stock Fund